Exhibit 10.11

*Certain information, identified by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER MANUFACTURING AND SUPPLY AGREEMENT

This master manufacturing and supply agreement with its exhibits (“Agreement”) is made effective as of 19 September, 2019 (“Effective Date”) by and between:

(1)                                          Aprea Therapeutics AB, a limited liability company having its principal office at Karolinska Institutet Science Park, Nobels väg 16, 171 65 Solna, Sweden (“Aprea”);

and

(2)                                          Siegfried Hameln GmbH, a limited liability company having its principal office at Langes Feld 13, 31789 Hameln, Germany (“Siegfried Hameln”).

Aprea and Siegfried Hameln are hereinafter jointly referred to as the “Parties”, and individually as a “Party”.

1.                                               BACKGROUND

A.                                             Aprea is engaged in the development, formulation and commercialization of proprietary pharmaceutical products and is currently pursuing a marketing authorization of the Finished Product. In that context Aprea is seeking a contract manufacturer for the Finished Product to assist in the regulatory preparation of the filing of such marketing authorization and in the manufacture and supply of clinical and commercial quantities of Finished Product.

B.                                             Siegfried Hameln is a contract manufacturing organisation engaged in the development, manufacturing and supply of pharmaceutical products.

C.                                             Aprea has the intention, without obligation, to purchase from Siegfried Hameln and Siegfried Hameln agrees to manufacture and supply to Aprea all of its requirements of Finished Product during the Term.

D.                                             Now, in reliance on Siegfried Hameln’s expertise in the field of development, manufacturing and supply of pharmaceutical products and ability to perform the agreed services, Aprea and Siegfried Hameln mutually desire to enter into this Agreement to set out the terms for the clinical and commercial manufacture and supply of the Finished Product and further collaboration between the Parties for the contemplated purpose as described herein.

2.                                               DEFINITIONS

2.1                                        “Adverse Event” means any unfavourable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of the Finished Product, whether or not the adverse experience is considered to be related to the use of such product, including but not limited to any of the following: an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action; any similar event or as otherwise defined in Applicable Laws.

2.2                                        “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

2.3                                        “API” means the specific active pharmaceutical ingredient for use as part of the Finished Product identified in the Specification.

2.4                                        “Applicable Laws” mean all laws, statutes, ordinances, codes, rules, regulations, guidelines, and procedures of a Regulatory Authority, that cover or apply to the manufacture of the Finished Product for use in human pharmaceuticals in the European Union, the United States of America and the country where the manufacturing Facility is located, including but not limited to European Union Directive 2001/83/EC, and its current amendments, EU Guidelines to Good Manufacturing Practice (EU GMP), PIC/S; Guide to Good Manufacturing Practice for Medicinal Products, US GMPs, as described in 21 CFR Parts 210 and 211, Requirements of German Authority regarding manufacture of and trading in medicinal products German Drug Law, AMWHV regulation, and to the extent not in conflict with any such laws or regulations, the ICH guidance documents.

2.5                                        “Batch” means a specific quantity of Finished Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

2.6                                        “Business Day” means any day other than a Saturday, Sunday or an official/national holiday in Sweden or the location of the Facility, as applicable.

2.7                                        “Certificates of Conformance” means (a) the certificate of analysis confirming the identity, strength, quality and purity of the Batch to which it pertains, (b) the certificate of compliance confirming that the Batch was manufactured and supplied by Siegfried Hameln in compliance with this Agreement, including without limitation the Manufacturing Warranties, the Specification and Applicable Laws, and (c) such other certificates and confirmations as may be described in the Quality Agreement, each such certificate signed by an authorized signatory of Siegfried Hameln.

2.8                                        “cGMP” means the regulatory requirements for current good manufacturing practices applicable to manufacturing of the Finished Product under applicable United States law, European Union law and applicable ICH guidelines, all as amended from time to time.

2.9                                        “Deficiency Notice” means a written notice issued by Aprea identifying claims regarding the Finished Product that deviate from the Manufacturing Warranties.

2.10                                 “Effective Date” has the meaning specified on the first page of this Agreement.

2.11                                 “Facility” means Siegfried Hameln’s facilities identified in Exhibit A, and any other facilities (including facilities utilized by subcontractors as permitted by Aprea hereunder) that are approved by Aprea in writing and subsequently used by Siegfried Hameln in connection with the activities performed by Siegfried Hameln hereunder.

2.12                                 “Finished Product” means Aprea’s pharmaceutical product, based on the API, in its finished form, as further described in the Specification.

2.13                                 “Initial Term” means the initial term of the Agreement that commences as of the Effective Date and continues in force for a period of five (5) years from the Effective Date, unless terminated in accordance with the terms and conditions of Section 13.

2.14                                 “Invention” means any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not patentable or copyrightable.

2.15                                 “Manufacturing Warranties” means Siegfried Hameln’s representation and warranty that all Finished Product manufactured and supplied to Aprea under this Agreement shall be manufactured (including but not limited to tested, packaged, labelled and stored) and be at the delivery date (a) in compliance with the Specification and (b) in material compliance with all applicable standard operating procedures, Applicable Laws and the terms and conditions of this Agreement including the Quality Agreement.

2.16                                 “Other Invention” means all Inventions other than Product Inventions, including without limitation, those Inventions relating to manufacturing process innovations that are generally applicable to the manufacture of drug products conceived, reduced to practice or created by Siegfried Hameln hereunder.

2.17                                 “Price” means the price for the manufacture and supply of Finished Product or other services performed under this Agreement specified in the pricing structure set forth in Exhibit B, as may be amended from time to time in accordance with this Agreement or as separately agreed in writing.

2.18                                 “Product Invention” means all Inventions covering: (a) the Finished Product, the Specification therefor and the uses thereof; (b) any composition of matter or use relating to the Finished Product; and (c) any method of manufacture specifically relating to the manufacturing of the Finished Product hereunder; regardless of whether such Invention was conceived, reduced to practice or created solely by employees, agents or subcontractors of Siegfried Hameln or its Affiliates or jointly by the employees or agents of Aprea or its Affiliates with the employees, agents or subcontractors of Siegfried Hameln or its Affiliates.

2.19                                 “Product Patents” means any and all patents relating to the Finished Product including any provisional, converted provisional, continued prosecution application, continuation, divisional and continuation-in-part thereof and any substitution, extension, registration, confirmation, reissue, re-examination, renewal and any like filing thereof; in each case owned by or licensed to Aprea.

2.20                                 “Purchase Order” means a written purchase order submitted by Aprea to Siegfried Hameln for each purchase of the Finished Product.

2.21                                 “Quality Agreement” means that certain quality agreement to be entered into by and between the Parties and relating to the obligations of the Parties regarding policies, procedures, and standards to assure compliance with the Specification, in particular the identity, strength, purity and quality of the Finished Product, and which the Parties will coordinate and implement for the operational and quality assurance activities needed to efficiently achieve regulatory compliance objectives for the different parts of the Territory. The final agreed Quality Agreement will be attached to this Agreement as Exhibit D and deemed an integral part of this Agreement, as such agreement may be amended from time to time by the Parties in writing.

2.22                                 “Raw Materials” means the chemicals, compounds, water, solvents, reagents, vials, stoppers and other materials and supplies, including disposable manufacturing materials and labelling and packaging materials, used in the manufacturing of the Finished Product, excluding API.

2.23                                 “Regulatory Approval” means, with respect to a national or multinational jurisdiction, (a) any approvals, licenses, registrations, or authorizations necessary for the manufacture (where relevant), marketing and sale of the Finished Product (MAA, NDA and equivalent) in such nation or jurisdiction, and (b) where relevant, pricing approvals necessary to obtain reimbursement from a Regulatory Authority.

2.24                                 “Regulatory Authority” means the US FDA, the EMA and the competent local authority at the location of the Facility.

2.25                                 “Renewal Term” means the term of the Agreement following the expiration of the Initial Term that shall continue in force for an indefinite duration until terminated in accordance with the terms and conditions of Section 13.

2.26                                 “Specification” means the specification of the Finished Product set forth in the Quality Agreement (as amended by the Parties from time to time).

2.27                                 “Term” means the Initial Term and the Renewal Term, as applicable.

2.28                                 “Territory” means worldwide.

2.29                                 “Third Party” means any individual or entity other than Siegfried Hameln or Aprea or their respective Affiliates.

2.30                                 “Yield” means the number of vials of Finished Product that Siegfried Hameln shall be able to manufacture from an established volume of bulk API, considering e.g. variation within the limits acceptable by cGMP, established and agreed upon by the Parties following the validation phase and as further described in Exhibit E.

3.                                               PERFORMANCE AND COOPERATION

3.1                                        Performance. Siegfried Hameln shall provide the manufacturing and supply, validation, regulatory and other services performed hereunder in good faith, diligently, as a collaborative effort and in a workmanlike manner according to the professional standards as common in the industry.

3.2                                        Cooperation. Each Party shall forthwith upon execution of this Agreement designate those of its employees to be part of the team responsible for representing such Party in the day-to-day operations and for managing the relationship between the Parties in accordance with this Agreement, such Party representatives to be listed in Exhibit C. The relationship team from each Party shall meet regularly, in person or by telephone or video conference, to review the current status of the business relationship and address any issues that have arisen. Each Party will respond to requests for support, information and approvals within five (5) Business Days. If a complete response is not possible within such five (5)-day period, the Party owing the response shall communicate within such five (5)-day period the reason for the delay and when the response will be available.

3.3                                        Japan. The Parties intend for Japan to be part of the Agreement and as soon as possible following execution of this Agreement, the Parties will initiate further discussions regarding the terms for the manufacture and supply of Finished Products for the Japanese market in compliance with applicable Japanese laws and regulations, incorporating the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) as a regulatory authority under this Agreement and making other relevant modifications to this Agreement, including the Quality Agreement, as required. Siegfried Hameln shall provide an offer for the manufacture of Finished Product for the Japanese market which will, upon acceptance by Aprea (and the incorporation of compliance with applicable Japanese laws and regulations and the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) as a regulatory authority under this Agreement and making all other relevant modifications to this Agreement, including the Quality Agreement), be incorporated in this Agreement as Exhibit G.

4.                                               ORDERS

4.1                                        Forecasts. Aprea will use commercially reasonable efforts to determine its estimated requirements for Finished Product from Siegfried Hameln and [***].

4.2                                        Binding and Non-Binding. [***].

4.3                                        Purchase Orders. Aprea shall submit to Siegfried Hameln a written and binding Purchase Order for each purchase of Finished Product according to the binding portion of the Forecast. All Purchase Orders shall be submitted with a lead time of no less than [***] and shall specify the quantity of Finished Product ordered the requested delivery date, the delivery address and any applicable shipping information.

4.4                                        Purchase Order Confirmation. Siegfried Hameln shall confirm all Purchase Orders within ten (10) Business Days from the date of receipt of the Purchase Order. Binding Purchase Orders according to this Section 4 may not be rejected, however, Siegfried Hameln may change the requested delivery date set out in the Purchase Order with up to ten (10) days without Aprea’s approval. Upon final confirmation of the delivery date, Siegfried Hameln shall proceed to manufacture and supply the Finished Product in accordance with the order details set forth in the Purchase Order. However, following final confirmation of a Purchase Order, the Parties may still, without legal obligation, discuss and collaborate in good faith to accommodate any request to amend and modify such Purchase Order.

5.                                               STANDARDS OF MANUFACTURE

5.1                                        Obligation to Supply. Siegfried Hameln shall manufacture and fulfil delivery of the Finished Product to Aprea in such quantities as actually ordered by Aprea, i.e. 100% , through the binding and confirmed Purchase Order, [***] representative number of Batches as jointly determined by the Parties. Siegfried Hameln shall deliver the Finished Product on the agreed delivery date of the relevant Purchase Order and Purchase Order confirmation, whereupon title and risk to the Finished Product shall pass to Aprea and Siegfried Hameln shall have the right to invoice Aprea for such Finished Products. However, instead of shipping the Finished Products, Aprea may request that Siegfried Hameln store such Finished Products [***], in which case, the following shall apply: (i) Siegfried Hameln shall store and handle the Finished Product in accordance with this Agreement and otherwise with due care, (ii) the risk of damage for the Finished Product shall remain with Siegfried Hameln, i.e. Siegfried Hameln shall be liable for damage to the Finished Product, (iii) all Finished Products stored by Siegfried Hameln shall be insured in full by Siegfried Hameln according to Siegfried Hameln insurance policies. Following expiry of the [***] from the delivery date the risk of damage for the Finished Product shall transfer to Aprea and Siegfried Hameln shall only be liable for damage to the Finished Product caused by a grossly negligent act or omission by Siegfried Hameln.

5.2                                        Siegfried Hameln Manufacturing Warranties. Siegfried Hameln hereby represents and warrants that all Finished Product manufactured and supplied to Aprea under this Agreement shall comply with the Manufacturing Warranties (as set forth in Section 2.15 above).

5.3                                        Validation Batches. Siegfried Hameln shall qualify and validate all processes, methods, equipment, utilities, facilities and computers used in the manufacturing, storage, testing and release of Finished Product in conformity with Applicable Laws. After the Parties have completed the master batch records, the Parties shall agree when Siegfried Hameln will commence and conduct validation studies to validate the Finished Product manufacturing procedures pursuant to a mutually agreeable validation plan, in preparation for commercialization. In the event that the validation studies are not successfully completed (i.e., they do not satisfy the predefined acceptance criteria in the validation protocol and applicable standard operating procedures), Siegfried Hameln shall work cooperatively with Aprea using commercially diligent efforts to determine the cause of the failure, and shall work diligently and, as soon as possible, implement such changes as needed to assure that the validation studies are successfully completed. If such failure is not caused by Siegfried Hameln’s malperformance of its services, Aprea shall adequately compensate Siegfried Hameln for any such additional services for the completion of the validation studies provided by Siegfried Hameln. Siegfried Hameln endeavours that each validation Batch manufactured shall meet the Specification and shall be suitable for human clinical trial use and/or commercial use in humans, as applicable.

5.4                                        Stability Studies. With regard to all stability studies including ongoing studies, the procedure defined in the Quality Agreement is applied. The Price for the initial ICH stability studies is as set forth in Exhibit B.

5.5                                        Manufacturing Facility. All manufacturing and storage of Finished Product under this Agreement shall be performed at the Facility, unless otherwise agreed to in writing by Aprea.

5.6                                        Raw Materials. Siegfried Hameln shall procure, at its own cost, all Raw Materials needed for manufacturing the Finished Product ordered under this Agreement. Aprea acknowledges that Siegfried Hameln will rely on the accuracy of the [***] of the Forecasts in planning its acquisitions of Raw Materials. Aprea shall be responsible for the cost of purchased Raw Material to be used in the manufacture of Finished Product that will not come to use due to a circumstance where Aprea does not submit Purchase Orders according to the [***] of the Forecasts and which Siegfried Hameln cannot reasonably use for the manufacture of the Finished Product under future Purchase Orders or Third Party products. Any material bought and which Siegfried Hameln is not able to use for manufacturing of Finished Product or other Third Party products and that is ultimately discarded, will be reimbursed by Aprea upon Siegfried Hameln’s request at a price equal to Siegfried Hameln’s purchase price from supplier plus a handling fee of [***]. In case of critical Raw Material, as designated by Aprea as such, if any, Siegfried Hameln shall use reasonable efforts to consult in good faith with Aprea regarding the manner in which, and the Third Parties from which, any critical Raw Materials may be procured. The Parties may agree that Siegfried Hameln shall conduct further audits of such Third Party vendors at the costs of Aprea. However, a prerequisite for such further audits is the consent of the Third Party vendors, not to be unreasonably withheld according to the contract between Siegfried and such Third Party vendor. Siegfried Hameln shall not be liable to Aprea for any supply failure of critical Raw Materials by Third Party suppliers unless due to a negligent act or omission by Siegfried Hameln.

5.7                                        API. Aprea will, at its expense, supply Siegfried Hameln with sufficient quantities of API in bulk as required based on the Yield, and shipments to Siegfried Hameln will be made by the Third Party API manufacturer [***] to Siegfried Hameln’s Facility no later than the date as set forth in the order issued by Siegfried Hameln requesting the delivery, unless otherwise agreed. All shipments of API will be accompanied by certificate(s) of analysis from the API manufacturer including confirmatory results demonstrating that the API complies with the applicable specifications, however, Siegfried Hameln shall also visually inspect and conduct testing of all API received at the Facility as required under Applicable Laws, as agreed or otherwise as outlined in the API testing protocol attached as Exhibit F, within reasonable time after receipt of such receipt and shall promptly notify Aprea in writing of any defects, non-conformities or other problems it may identify with the API during such testing. Aprea shall reimburse Siegfried Hameln for any direct loss incurred due to idle capacity caused by late delivery or delivery of non-conforming API.

5.8                                        Storage of API. Siegfried Hameln shall store [***] Batches of API at all times during the Term, at [***], for efficient operations and as a safety measure to enable changes in the production plan and additional production campaigns required after a potential failure by Finished Products to meet Specifications, recalls or other similar events. In manufacturing the Finished Product, Siegfried Hameln shall use a first in first out principle for the stored Batches of API. The Parties shall collaborate in the timing of ordering additional API for storage, where Siegfried Hameln will issue an order to Aprea for API based on the Forecast and the Yield calculations that Aprea will use as a basis for the order to the Third Party manufacturer of the API. In case of late delivery or delivery of non-conforming API by the Third Party manufacturer, which results in Siegfried Hameln needing to cancel a planned manufacturing slot that may not be reallocated to another customer, Aprea shall compensate Siegfried Hameln for reasonable, customary and actual costs incurred for the cancelled manufacturing slot, including any wasted Raw Materials. However, Siegfried Hameln shall always use commercially reasonable good faith efforts to mitigate any such costs.

5.9                                        Storage Conditions of Raw Materials and API. Siegfried Hameln shall store all Raw Materials (purchased by Siegfried Hameln according to Section 5.6) and API, in a controlled environment that meets the Specification, the requirements of the Agreement, German Law and cGMP regulations. Areas shall be clean, free from foreign material and controlled to prevent contamination. Siegfried Hameln will implement and enforce security precautions to prevent unauthorized access to Raw Materials and API while in the control of Siegfried Hameln. Siegfried Hameln will be liable for all risk for loss of or damage to stored API caused by its negligence up to the replacement value of the API which shall be insured by Siegfried Hameln. Any loss of or damage to stored API due to other reasons than negligence by Siegfried Hameln, e.g. by a force majeure event, shall be reimbursed to Aprea if recoverable by Siegfried Hameln under any of its insurance policies.

5.10                                 Manufacturing Resources. Siegfried Hameln shall be responsible for procuring at its cost all equipment, personnel and other resources needed for manufacturing and/or storing, as applicable, the Finished Product in accordance with this Agreement. Siegfried Hameln shall be responsible for allocating appropriate space in the Facility, and for obtaining, installing and maintaining in such Facility all capital equipment, as needed to manufacture and/or store, as applicable, the amounts of Finished Product as ordered by Aprea in compliance with the terms of this Agreement. Siegfried Hameln shall allocate sufficient time, effort, equipment and facilities to the program for manufacturing Finished Product, and shall dedicate and use personnel with sufficient skills and experience as are required to accomplish the manufacturing tasks, so as to manufacture and deliver Finished Product on a timely basis and in accordance with the terms of this Agreement. Siegfried Hameln shall conduct its manufacturing efforts and perform all of its other obligations under this Agreement in compliance with all Applicable Laws.

5.11                                 Testing and Release by Siegfried Hameln. Prior to shipping (or temporarily storing, if requested by Aprea and agreed by Siegfried Hameln) any order, Siegfried Hameln shall test each Batch of Finished Product manufactured under this Agreement for conformity with the Specification. Siegfried Hameln shall conduct all such testing in accordance with the procedures and using the analytical testing methodologies set forth in the Specification and otherwise in the Quality Agreement, and following successful conclusion of the tests provide Aprea with applicable Certificates of Conformance. Testing and Release are described in detail in the Quality Agreement that will be concluded between the Parties.

5.12                                 Acceptance Procedures.

Claims. Aprea has the right to reject any portion of any shipment of Finished Product that deviates from the Manufacturing Warranties at the time delivery, without invalidating any remainder of such shipment. Aprea shall provide Siegfried Hameln with a Deficiency Notice without undue delay of becoming aware of a deviation from the Manufacturing Warranties which shall specify in reasonable detail the nature and basis for the claim known at such time and cite Siegfried Hameln’s relevant Batch numbers or other information to enable specific identification of the Finished Product involved.

5.12.1                       Determination of Deficiency. Upon receipt of a Deficiency Notice, Siegfried Hameln shall have twenty (20) Business Days to advise Aprea by notice in writing that it disagrees with the contents of such Deficiency Notice. If Aprea and Siegfried Hameln fail to agree within ten (10) Business Days after Aprea’s receipt of Siegfried Hameln’s notice as to whether any Finished Product identified in the Deficiency Notice deviate from the Manufacturing Warranties, then the Parties shall in good faith mutually select an independent laboratory to evaluate if the Finished Product deviates from the Manufacturing Warranties. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Finished Product in fact is non-compliant with the Manufacturing Warranties, Aprea may reject such Finished Product in the manner contemplated herein. If such evaluation instead certifies that any Finished Product in fact complies with the Manufacturing Warranties, then Aprea shall be deemed to have accepted delivery of such Finished Product. [***]. If the testing is inconclusive, the expenses shall be shared equally by the Parties.

5.12.2                       Siegfried Hameln Responsibility. In the event Aprea rightfully rejects Finished Product pursuant to Section 5.12, Siegfried Hameln will credit Aprea’s account for Siegfried Hameln’s invoice price to Aprea for such non-conforming Finished Product. If Aprea has previously paid for such defective Finished Product, Siegfried Hameln shall promptly, at Aprea’s election, either: (i) refund the invoice price and subject to Section 14.5, reimburse costs for API used for such defective Finished Product; or (ii) subject to Section 14.5, reimburse costs for API used for such defective Finished Product and replace such Finished Product with conforming Finished Product as soon as reasonably possible with a delivery date acceptable to Aprea, without Aprea being liable for payment therefor. Except in the case of Siegfried Hameln’s negligence or wilful misconduct, such reimbursement, replacement delivery or refund, shall be the only remedy available to Aprea in case of a rightful rejection of the Finished Product.

5.13                                 Specification Amendments.

5.13.1                       All changes related to the agreed Specification will be handled by the change control procedure defined in the Quality Agreement. Except as otherwise set forth in this Agreement, costs incurred by Siegfried Hameln as a result of any changes or modifications requested by a Regulatory Authority or by Aprea and relating solely to the production of the Finished Product shall be borne by Aprea; costs for other changes affecting Siegfried Hameln’s compliance with Applicable Laws or affecting other products generally shall be borne by Siegfried Hameln, however shall be discussed between the Parties in good faith taking into account potential benefit or return for either Party.

6.                                               REGULATORY MATTERS AND QUALITY CONTROL

6.1                                        Compliance by Siegfried Hameln. Siegfried Hameln shall remain in compliance with all Applicable Laws at all times during the Term and, without limiting the generality of the foregoing, maintain a quality control program consistent with cGMP.

6.2                                        Licenses and Registrations. Siegfried Hameln shall be responsible for obtaining and maintaining the site licenses and registrations for the Facility as required under the law of the competent authorities where the Facility is located for the manufacture of the Finished Product at the Facility according to this Agreement and will make copies of such licenses, registrations and all related documents available to Aprea and its designee for inspection upon Aprea’s reasonable request.

6.3                                        Regulatory Documentation. Aprea shall be responsible for all filings with any Regulatory Authority relating to the Finished Product. All information, documents and updates with regard to the processing of the Finished Product which are in the possession of Siegfried Hameln and required by any Regulatory Authority shall, as reasonably requested by Aprea in connection with such filings, be provided by Siegfried Hameln as is, at Aprea’s cost, to the Regulatory Authority or to Aprea. In case, Aprea requests information, documents and updates required by any regulatory authority not recognized under the above definition (Section 2.24) the Parties shall discuss in good faith if Siegfried Hameln is able to provide such documents and if so, the Parties shall agree on the costs for such provision.

6.4                                        Quality Agreement. The Parties shall enter into a Quality Agreement outlining further details regarding responsibilities and key contacts for Finished Product regulatory, quality and compliance related issues. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, the provisions of the Quality Agreement shall govern in respect of matters relating to the allocation of regulatory, quality and GMP compliance responsibilities.

6.5                                        Communications. Each Party may communicate with a Regulatory Authority regarding the Finished Products, if such communication is necessary to comply with the terms of this Agreement or the requirements of any Applicable Law or governmental order; provided, however, in the event such requirement applies to Siegfried Hameln, Siegfried Hameln shall notify Aprea in writing of the requirement and pending communication and, unless there is a legal prohibition or a confidentiality obligation against doing so, Siegfried Hameln shall permit Aprea to accompany Siegfried Hameln and take part in any communications with such Regulatory Authority, and to receive copies of all such communications to and from the Regulatory Authority regarding the Finished Product.

6.6                                        Audit. The right to audit, the routine audit frequency and the audit procedure are defined in the corresponding Quality Agreement. Any additional audit day will be charged with EUR 5’000 per audit day (except for cause audits).

6.7                                        Environmental and other Laws and Regulations. In carrying out its obligations under this Agreement, Siegfried Hameln shall comply with all applicable environmental and health and safety laws (current or as amended or added), and shall be solely responsible for determining how to comply with the same in carrying out these obligations. Siegfried Hameln shall obtain and maintain all necessary licenses, permits and governmental approvals (except for product-related Regulatory Approvals) required to perform manufacturing by the competent authority at the location of the Facility. Siegfried Hameln shall promptly notify Aprea of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge of hazardous substances (as may be defined under Applicable Laws) relating to Siegfried Hameln’s compliance herewith and which directly impacts the manufacture of Finished Product. Such inspection shall not relieve Siegfried Hameln of its obligation to comply with all applicable environmental and health and safety laws and does not constitute a waiver of any right otherwise available to Aprea.

6.8                                        Compliance Standards. Siegfried Hameln is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Applicable Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Finished Product and taking any precautionary measures to protect its employees from any such hazards. Siegfried

Hameln shall ensure that all health, safety and environmental issues are handled by qualified professionals. In addition, Siegfried Hameln shall comply with all applicable environmental rules, regulations, and statutes in connection with the disposal of waste generated by Siegfried Hameln in connection with the manufacture of the Finished Product.

6.9                                        Investigations. The Parties shall investigate all reports of nonconformity, out-of-trend analytical results, out-of-trend manufacturing yields and stability failure. The Parties shall act promptly and shall cooperate fully in such investigations.

6.10                                 Non-Exclusivity. Aprea reserves the right and nothing in this Agreement shall be interpreted to limit such right of Aprea to establish further sources for manufacture and supply of the Finished Product to allow for continuity of supply of the Finished Product, e.g. in the event that unforeseen circumstances impact Siegfried Hameln’s ability to meet the requirements defined in this Agreement or Siegfried Hameln is otherwise unable to meet the supply requirements of Aprea.

7.                                               COMPLAINTS, ADVERSE EVENTS AND RECALL

7.1                                        Complaints and Adverse Events. Complaints and Adverse Events will be handled as defined in the Quality Agreement.

7.2                                        Recall Expenses. If a recall of any Finished Product is necessary, requested by any Regulatory Authority or otherwise advisable due to qualified reasons, Siegfried Hameln and Aprea shall each bear the costs of the recall in proportion to each Party’s responsibility for the error necessitating the recall or withdrawal. For purposes of this Agreement, such costs shall include the expenses of notification and destruction or return of the recalled or withdrawn Finished Product and all other documented out-of-pocket costs reasonably incurred in direct connection with such recall but shall not include lost profits or opportunity costs of either Party.

7.3                                        Discontinuation of Sales. Aprea, at its sole discretion, at any time and without liability to Siegfried Hameln, shall be entitled to cease, permanently or temporarily, sales of Finished Product in any country, for example if continued sales of Finished Product in such country would be in violation of any Applicable Laws, or if Aprea determines that there is an ethically valid reason to cease such sales based on medical or scientific concerns relating to such Finished Product.

8.                                               SHIPMENT AND DELIVERY

8.1                                        Preparations for Shipping. Siegfried Hameln will properly manufacture the Finished Product so that it may be lawfully and safely shipped by Aprea or its designee worldwide. Aprea and Siegfried Hameln may agree on any particular and specific packaging requirements. Siegfried Hameln will prepare and execute all reasonably necessary shipping documents, consisting of packing list, dangerous goods declaration, material safety data sheet and Certificates of Conformance.

8.2                                        Documentation and Customs. Upon completion of manufacturing and testing of the Finished Product pursuant to each Purchase Order, Siegfried Hameln shall deliver to Aprea by electronic means quality documentation for such Finished Product, including without limitation, the Certificates of Conformance in respect of such Purchase Order and, if requested by Aprea, completed Batch production records. Concurrent with the shipment of each Purchase Order of Finished Product, Siegfried Hameln shall, as far as it is possible for Siegfried Hameln, deliver to Aprea the customs documentation corresponding to such delivery and such other documentation and information as may be necessary or desirable for complying with import, export, and customs laws, regulations and like requirements, as applicable.

8.3                                        Shipping and Delivery. Siegfried Hameln shall deliver the Finished Product [***] on the delivery date designated in the Purchase Order and confirmed in the Purchase Order confirmation. Siegfried Hameln shall package the Finished Product for shipment (including but not limited to suitable containers, packaging, container closure systems and labelling) in accordance with the Specification and instruction of Aprea. If any order is delayed and is not likely to be delivered on time, Siegfried Hameln shall immediately notify Aprea. To the extent that any such delay is due to any faulty action or failure to act of Siegfried Hameln, Siegfried Hameln shall bear the expense of any difference in cost for any reasonable expedited means of transportation in order to mitigate the delay.

8.4                                        Short Delivery. Siegfried Hameln is responsible for delivering the agreed number of vials of Finished Product as set forth in Section 5.1, based on the Yield, according to each Purchase Order.

8.5                                        Late Delivery. If Siegfried Hameln does not (i) make the ordered Finished Product, as set forth in Section 5.1, available for delivery on the agreed date of delivery; or (ii) provide the Certificates of Conformance (based on the Siegfried Hameln standard and transmitted electronically) later than five (5) days from the agreed date of delivery to Aprea, then Siegfried Hameln shall use all commercially reasonable efforts in prioritising delivery of the delayed Finished Product as soon as possible at no additional cost to Aprea. Except in the case of Siegfried Hameln’s negligence or wilful misconduct, such delivery shall be the only remedy available to Aprea in case of late deliveries of Finished Product.

8.6                                        Storage of Finished Product. Until Finished Product is shipped, Siegfried Hameln shall store all Finished Product identifiably segregated from any other finished or filled product and raw material stocks and shall comply with all storage requirements set forth in the Specification. Siegfried Hameln shall assume responsibility for any loss or damage to such Finished Product while stored by Siegfried Hameln within [***] after the delivery date (according to Section 5.1 above).

9.                                               COMPENSATION, COSTS AND PAYMENT

9.1                                        Price of Finished Product. The Price as set forth in Exhibit B includes all equipment, tools, personnel resources, Raw Materials, manufacturing, packaging, testing, temporary storing (of up to 10 Business Days), handling, and other costs associated with and that may be incurred by Siegfried Hameln in the manufacturing and supplying the Finished Product, and includes the costs of such quality control measures as required by the Specification and the Quality Agreement. The cost of the API shall form no part of the Price.

9.2                                        Changes in Price of Finished Product. The Price during any period after the first anniversary of the first manufacture and supply of Finished Product for commercial purposes shall be determined on each yearly anniversary of this Agreement, Siegfried Hameln and Aprea will meet (in person or by telephone or video conference) to consider whether any adjustment to the Price in respect of the Finished Products upward or downward is appropriate to account for increases or decreases in the cost of manufacture and/or the cost of Raw Materials. In considering whether a change in the Price is justified, the Parties may consider all published economic data, including without limitation, price indices that are demonstrated to have a rational connection to the cost of Raw Materials or Siegfried Hameln’s cost of manufacturing the Finished Product. The Parties shall in good faith collaborate and use all reasonable efforts to agree on a revised Price and in the event the Parties are unable to reach agreement concerning adjustments to the Price, until such time as the dispute is resolved, the Price shall remain; provided, however, that following resolution of any dispute regarding Price, the Price agreed upon as part of the dispute resolution may be applied retroactively for any applicable periods. [***]. If the Parties cannot agree in good faith on a reasonable adjustment of the Price due to documented increases or decreases in the cost of manufacture and/or the cost of Raw Materials within [***] after start of the discussions, then the Parties shall in good faith mutually select an independent appropriately experienced third party consultant or mediator to assess and recommend if the Price shall be reasonably increased, decreased or remain. The Parties’ good faith intention shall be to adopt such recommendation. The expenses of the third party assessment shall be shared equally by the Parties.

9.3                                        Services Fees and Costs. All fees and costs for any ancillary development, regulatory or other services agreed hereunder shall be properly assessed and projected in advance by Siegfried Hameln based on its experience as an expert in its field. Any increased or additional costs, anticipated or actual, due to material changes in or additions to the contemplated services by Aprea in excess of the agreed cap shall be discussed and agreed in good faith between the Parties.

9.4                                        Payment Terms. Siegfried Hameln may invoice Aprea upon sending the Certificates of Conformance (see Section 5.11 above) and Aprea shall pay the invoice within [***] of the issuing date of the invoice. Siegfried Hameln shall send all invoices by electronic mail to the address of the accounts payable personnel designated by Aprea from time to time. All invoices shall be dated as of the date of the electronic mail as noted in the foregoing sentence, and not any earlier date, and shall reference the Purchase Order number. Aprea may withhold a portion of any invoice that it disputes in good faith pending resolution of such dispute.

9.5                                        Form of Payment. Each Party shall make all payments due the other Party under this Agreement in Euro by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the other Party in writing.

9.6                                        Taxes. If any sales or value added taxes are payable, such taxes shall be the responsibility of Aprea. Upon request, Aprea shall provide Siegfried Hameln with authority for the withholding obligation, documentation of such withholding and payment in a manner that is satisfactory for purposes of such taxing authority. Any withholdings paid when due hereunder shall be for the account of Siegfried Hameln.

10.                                        CONFIDENTIALITY

10.1                                 Confidentiality. The Parties agree that, during the Term and for ten (10) years thereafter (other than for trade secrets, for which the confidentiality obligations set forth herein shall last as long as trade secret law shall allow), all non-public, proprietary or “confidential” disclosures, know-how, data, and technical, financial and other information of any nature whatsoever

(collectively, “Confidential Information”), disclosed or submitted, either orally or in writing (including, without limitation, by electronic means) or through observation, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly contemplated by this Agreement, and shall not be disclosed to any Third Party (including, without limitation, in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, (a) Aprea may disclose on a need-to-know basis the existence of this Agreement and the terms hereof to any bona fide potential acquirers, corporate partners, licensees, investors or advisors; (b) Siegfried Hameln may disclose on a need-to-know basis the existence of this Agreement and the terms hereof to any bona fide potential acquirers or advisors; and (c) Siegfried Hameln may disclose the fact that Aprea is a client of Siegfried Hameln but shall not disclose any other information relating to any product for which Siegfried Hameln provides services to Aprea. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

10.2                                 Exceptions. The provisions of Section 10.1 shall not apply to any information of the Disclosing Party which can be shown by competent evidence by the Receiving Party: (i) to have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party; (ii) to be or to have become readily available to the public other than through any act or omission of any Party in breach of any confidentiality obligations owed to the Disclosing Party; (iii) to have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or (iv) to have been subsequently independently developed by the Receiving Party without use of or reference or access to the Disclosing Party’s Confidential Information.

10.3                                 Authorized Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information hereunder solely to the extent (a) approved by the Disclosing Party; or (b) the Receiving Party is required to disclose such Confidential Information by applicable law, regulation or legal process, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution, provided, however, that prior to any such required disclosure, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

10.4                                 Return of Confidential Information. The Receiving Party shall keep the Disclosing Party’s Confidential Information in appropriately secure locations. Upon the expiration or termination of this Agreement upon the Disclosing Party’s request, the Receiving Party shall destroy or return to the Disclosing Party, at the Disclosing Party’s written request, all Confidential Information belonging to the Disclosing Party possessed by the Receiving Party, or its officers, directors, employees, agents and consultants other than Confidential Information secured on the automatic IT back-up systems; provided however that a Receiving Party may retain one

(1) copy of the Disclosing Party’s Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 10.4.

10.5                                 Protective Injunction. The Receiving Party agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information of the Disclosing Party may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at law. Accordingly, the Receiving Party agrees that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other relief enjoining any breach or threatened breach of this Agreement. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach.

11.                                        INTELLECTUAL PROPERTY MATTERS

11.1                                 Ownership of Intellectual Property. Siegfried Hameln agrees that Aprea shall own all right, title and interest in and to all Product Inventions and any intellectual property rights (including patent rights and trade secret rights) therein even if conceived, reduced to practice, or created solely by employees or agents of Siegfried Hameln or its Affiliates. As to Other Inventions, the Parties agree that the following shall apply: (a) all Other Inventions, which are conceived, reduced to practice, or created solely by employees or agents of Siegfried Hameln or its Affiliates in the course of performing the services under this Agreement (including any pre-existing technology of Siegfried Hameln which Siegfried Hameln so employs), shall be owned by Siegfried Hameln. Siegfried Hameln shall and hereby does grant to Aprea and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license, to use and practice all such Siegfried Hameln-owned Other Inventions (which are used by Siegfried Hameln hereunder to supply Finished Products to Aprea) necessary to manufacture and have manufactured the Finished Products and to use, import, offer to sell, and sell the Finished Products, with full right to sublicense to any Third Party in connection with the manufacture, sale or distribution of the Finished Product; (b) all Other Inventions which are conceived, reduced to practice, or created solely by employees or agents of Aprea or its Affiliates (including any pre-existing technology of Aprea which Aprea shares with Siegfried Hameln hereunder), shall be owned by Aprea. Aprea shall and hereby does grant to Siegfried Hameln and its Affiliates a royalty-free, non-exclusive license during the Term, without the right to sublicense, to use and practice all such Aprea-owned Other Inventions solely to manufacture the Finished Products hereunder; (c) all Other Inventions which are conceived, reduced to practice, or created jointly by: (i) employees or agents of Aprea or its Affiliates; and by (ii) employees or agents of Siegfried Hameln or its Affiliates, pursuant to this Agreement, shall be jointly owned by both Parties, and each Party shall have the full and unencumbered right to use and practice, with the full right to license and sub-license, all such joint Other Inventions, unless the Parties have agreed in writing to a different arrangement in another agreement which is more specific to the services provided by Siegfried Hameln in connection with such Other Invention.

11.2                                 Assignment. Each Party agrees to disclose promptly in writing to the other all Product Inventions and Other Inventions to be owned by the other Party pursuant to Section 11.1 and hereby irrevocably transfers, conveys and assigns to the other Party, its successors and assigns, without reservation or additional consideration, all of its right, title and interest (anywhere in the world) in, to, and under the Product Inventions and Other Inventions, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patent rights, industrial rights and all other intellectual property and proprietary rights related thereto, including all rights to protect, enforce (whether for past, present or future infringement), defend and exploit such Product Inventions and Other Inventions and collect and retain all proceeds therefrom, effective immediately upon the inception, conception, creation or development thereof.  Each Party agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Section 11.2.

11.3                                 Assistance. Each Party shall have the first right to file and prosecute patent applications in respect of those Inventions it is to own pursuant to Section 11.1 and such Party shall be solely responsible for the costs of filing, prosecution and maintenance of such patents and patent applications. Each Party agrees to cooperate with the other or its designee(s), both during and after the Term, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the other’s right, title and interest in and to the Product Inventions and Other Inventions, including, without limitation, executing such written instruments as may be prepared by the other and doing such other acts as may be necessary in the opinion of the other to obtain a patent, register a copyright, or otherwise enforce the other’s rights in such Product Inventions and Other Inventions (and each Party hereby irrevocably appoints the other and any of its officers and agents as its attorney in fact to act for and on the other’s behalf and instead of it, with the same legal force and effect as if executed by it). All Product Inventions and Other Inventions and embodiments thereof shall be deemed to be Confidential Information of the Party to own such Invention pursuant to Section 11.1, and the other Party shall be subject to the obligations of non-use and non-disclosure under Section 10 with respect thereto.

11.4                                 Suspension. In the event of patent infringement or regulatory litigation or other legal proceedings involving the Finished Product, Siegfried Hameln shall have the right to suspend further supply of the Finished Product to the extent this is required by a court order or arbitral award (whether interim or final). Such suspension shall be deemed a temporary suspension of Siegfried Hameln’s manufacturing and supply obligations under this Agreement; provided, that if such suspension continues for more than one hundred and eighty (180) days, the Parties shall jointly attempt in good faith to modify this Agreement to resolve the situation but if they are unable to do so within the following thirty (30) Business Days either Party may terminate this Agreement by notice to the other Party.

12.                                        REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1                                 Representations and Warranties of the Parties. Each Party represents, warrants and covenants to the other Party that:

(a) such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder;

(c) this Agreement has been duly executed and delivered by, and is a legal and valid obligation binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party

(i) does not directly conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including, without limitation, its certificate of incorporation or by-laws, and

(ii) does not violate Applicable Law or any judgment, injunction, order or decree of any Regulatory Authority having jurisdiction over it; and

(d) in connection with its performance under this Agreement, it shall comply with all Applicable Laws in all material respects.

12.2                                 Additional Representations, Warranties and Covenants of Siegfried Hameln. In addition to representations and warranties set forth elsewhere in this Agreement, Siegfried Hameln further represents, warrants to, and covenants with, Aprea that at all times during the Term:

(a) all parts of the Facility that are directly associated with the manufacturing, packaging, processing, testing, transport, storage, disposal and other handling of the Finished Products shall remain in material compliance with all Applicable Laws, and all other parts of the Facility shall remain, in all material respects, in compliance with all Applicable Laws;

(b) Siegfried Hameln will use commercially diligent efforts to allocate sufficient equipment, production lines, staffing, physical space and other resources sufficient to manufacture the quantities of Finished Product as bindingly forecasted by Aprea pursuant to this Agreement;

(c) Siegfried Hameln shall obtain and maintain all necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, packaging, testing and storage of the Finished Product, including, without limitation, permits related to manufacturing facilities;

(d) Siegfried Hameln has disclosed to Aprea any and all form 483’s, warning letters or similar notices relating to its Facility and import alerts for any other products manufactured in such Facility issued during the last twelve (12) months;

(e) title to all the Finished Product sold hereunder shall pass to Aprea free and clear of any security interest, lien or other encumbrance;

(f) throughout the Term, Siegfried Hameln will use commercially diligent efforts to maintain sufficient facilities, resources, and a work force suitably qualified and trained to meet its obligations to supply the Finished Product to Aprea pursuant to this Agreement;

(g) the contributions of Siegfried Hameln to the manufacture of the Finished Product in accordance with this Agreement do, to the best of Siegfried Hameln’s knowledge, not infringe any Third Party rights (including, without limitation, any intellectual property rights) anywhere in the world;

(h) Siegfried Hameln is not aware of any pending or threatened claims against Siegfried

Hameln asserting that any of the activities of Siegfried Hameln relating to the manufacture, import, use, or sale of the Finished Product, or the conduct of the activities contemplated herein by Aprea, infringe, misappropriate, or violate the rights of any Third Party;

(i) neither Siegfried Hameln nor any of its employees engaged in performing Siegfried Hameln’s obligations under this Agreement, is, nor shall it or any of such individuals be at the time of performing any of the activities to be performed by Siegfried Hameln hereunder, disqualified or debarred by any Regulatory Authority from performing its allocated duties under this Agreement; and

(j) Siegfried Hameln shall refrain from engaging in any activities or condone any practices which contravene any foreign corrupt practices legislation and will not otherwise engage in any activities which will involve or implicate Aprea in a violation of such laws or cause Aprea to unknowingly violate them. Any act or omission by Siegfried Hameln in material contravention of this section or any Applicable Law shall be considered material breach of this Agreement and may result in the termination of this Agreement and any other business relationships.

12.3                                 Additional Representations, Warranties and Covenants of Aprea. In addition to the representations and warranties set forth elsewhere in this Agreement, Aprea further represents, warrants to and covenants with, Siegfried Hameln that:

(a) the Specification for the Finished Product is Aprea’s or its Affiliate’s property and that Aprea may lawfully disclose the Specification to Siegfried Hameln;

(b) the contributions of Aprea under this Agreement, including but not limited to any Product Patent, the Specifications or any manufacturing instructions provided by Aprea to Siegfried Hameln, to not and will not infringe any Third Party rights (including, without limitation, any intellectual property rights) in the Territory;

(c) Aprea is not aware of any pending or threatened claims against Aprea, the subject of which is the infringement of Third Party rights related to any of the Specification or the sale, use or other disposition of the Product made in accordance with the Specifications;

(d) on or before the commercial launch of the Finished Product in the Territory, the Specifications shall have been approved by all applicable Regulatory Authorities;

(e) neither Aprea nor any of its employees engaged in performing Aprea’s obligations under this Agreement, is, nor shall it or any of such individuals be at the time of performing any of the activities to be performed by Aprea hereunder, disqualified or debarred by any Regulatory Authority from performing its allocated duties under this Agreement; and

(f) Aprea shall refrain from engaging in any activities or condone any practices which contravene any foreign corrupt practices legislation and will not otherwise engage in any activities which will involve or implicate Siegfried Hameln in a violation of such laws or cause Siegfried Hameln to unknowingly violate them. Any act or omission by Aprea in material contravention of this section or any Applicable Law shall be considered material breach of this Agreement and may result in the termination of this Agreement and any other business relationships.

12.4                                 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

13.                                        TERM AND TERMINATION

13.1                                 Term. This Agreement shall be in force during the Initial Term, and following the expiration of the Initial Term, the Agreement shall continue in force during the Renewal Term.

13.2                                 Termination without Cause. [***].

13.3                                 Termination for Cause. Either Party may terminate the Agreement in the event that the other Party has failed to remedy a breach of any of its representations, warranties or material breach of any of its obligations under this Agreement within [***] following receipt of a written notice thereof from the other Party that expressly states that it is a notice under this Section 13.3.

13.4                                 Termination for Bankruptcy. Either Party may terminate this Agreement immediately if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, avails itself of or becomes subject to any petition or proceeding under any statute of any state or country relating to insolvency or the protection of the rights of creditors.

13.5                                 Effect of Termination. Except as otherwise provided in this Agreement, in the event this Agreement is terminated for any reason,

(a) subject to Section 13.7, all rights and obligations of the Parties under this Agreement shall terminate

(b) Aprea shall pay for and Siegfried Hameln shall deliver to Aprea

(i) any Finished Product manufactured at any time before the date of termination pursuant to any Purchase Order issued prior to such termination; and

(ii) any costs for Raw Materials purchased by Siegfried Hameln in accordance with a [***] Forecast subject to mitigation by Siegfried Hameln in accordance with Section 5.6.

(c) Siegfried Hameln shall not, without written request or authorization from Aprea, perform further work, incur additional expenses, or make additional commitments in connection with this Agreement;

(d) Siegfried Hameln shall always promptly and in good faith work actively to mitigate any further costs and expenses; and

(e) Aprea shall pay all reasonably substantiated out-of-pocket expenses related to resources or materials, termination assistance and tech-transfer costs incurred by Siegfried Hameln in connection with this Agreement prior to the date of notification of termination and additional costs thereafter if non-cancellable or if authorized in writing by Aprea.

13.6                                 Termination Assistance. The termination of this Agreement shall always be executed in an orderly manner and Siegfried Hameln shall cooperate with Aprea and assist in the transfer to Aprea of all legal and technical documents concerning the Finished Product, including master batch records, validation reports, stability reports and relevant manufacturer authorizations, existing retention and stability samples and all such other documents and materials as may be reasonably necessary or useful for Aprea to continue the manufacturing and sourcing of the Finished Product from other qualified Third Parties, subject to Section 10. Furthermore, Siegfried Hameln shall perform, at Aprea’s cost, such services as may be reasonably requested by Aprea and as reasonably required to support efficient and full transfer of the manufacturing of the Finished Product, including methods and operation of the manufacturing process, compiling and transferring tests, assays, process, analytical methods, cleaning validation and other similar activities, to Aprea or to a Third Party designated by Aprea, including but not limited to an acquirer of Aprea or a licensee of the Finished Product.

13.7                                 Accrued Rights. Termination, relinquishment, or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement. The provisions of this Section 13.7 shall not limit or restrict the rights of any Party to seek remedies or take measures that may be otherwise available to it at law or equity in connection with the enforcement and performance of obligations under this Agreement. Any provision of this Agreement intended by their specific terms or by necessary implication to survive the expiration or termination of this Agreement shall so survive.

14.                                        INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

14.1                                 Indemnification by Aprea. Aprea hereby agrees to defend, at its expense, indemnify, and hold harmless Siegfried Hameln, its directors, officers, employees, agents, and Affiliates, against all Third Party claims, demands, damages, liabilities, losses, costs and expenses, including, without limitation, reasonable attorney’s fees (collectively, “Third Party Claims”) resulting from or arising out of: (a) the negligence or wilful misconduct of Aprea, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement; (b) a breach by Aprea of any of its representations or warranties set forth in Sections 12.1 and 12.3 in this Agreement; provided, however, that Aprea shall not be obligated to indemnify Siegfried Hameln under this Section 14.1 to the extent that such Third Party Claims results from or arises out of any act or omission for which Siegfried Hameln is obligated to indemnify Aprea pursuant to Section 14.2 below.

14.2                                 Indemnification by Siegfried Hameln. Siegfried Hameln hereby agrees to defend, at its expense, indemnify, and hold harmless Aprea, its directors, officers, employees, agents, and Affiliates against all Third Party Claims resulting from or arising out of (a) the negligence or wilful misconduct of Siegfried Hameln, its Affiliates, or their directors, officers, agents, employees or consultants in the performance of their obligations under this Agreement (b) a breach of any of Siegfried Hameln’s representations or warranties set forth in Sections 12.1 and 12.2 of this Agreement; provided, however, that Siegfried Hameln shall not be obligated to indemnify Aprea under this Section 14.2 to the extent that such Third Party Claims results from or arises out of any act or omission for which Aprea is obligated to indemnify Siegfried

Hameln pursuant to Section 14.1.

14.3                                 Indemnification Procedure. Each indemnified Party (the “Indemnitee”) agrees to give the indemnifying Party (the “Indemnitor”) prompt written notice of any Third Party Claims or discovery of fact upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby.

14.3.1                       Co-operation and Documentation. The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Third Party Claims; provided, however, that if the Indemnitee defends or participates in the defense of any Third Party Claims, then the Indemnitor shall also provide such papers and documents to the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor in defending against any Third Party Claims.

14.3.2                       Indemnitor’s Assumption of Defense. The Indemnitor shall have the right, by prompt written notice to the Indemnitee, to assume direction and control of the defense of any Third Party Claims, with counsel reasonably satisfactory to the Indemnitee and at the sole cost of the Indemnitor, so long as (a) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than thirty (30) days after the Indemnitor’s receipt of notice of the Third Party Claims) that the Indemnitor intends to indemnify the Indemnitee pursuant to this Article absent the development of facts that give the Indemnitor the right to claim indemnification from the Indemnitee, and (b) the Indemnitor diligently pursues the defense of the Third Party Claims.

14.3.3                       Indemnitee Participation. If the Indemnitor assumes the defense of the Third Party Claims as provided in this Section 14.3.3, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who shall be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claims without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. If the Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Indemnitor and which would not involve any stipulation or admission of liability or result in the Indemnitee becoming subject to injunctive relief or other relief, the Indemnitor shall have the right, upon written notice to the Indemnitee within five (5) days after receipt of the Indemnitee’s written denial of consent, to pay to the Indemnitee, or to a trust for its or the applicable Third Party’s benefit, such amount established by such judgment or settlement in addition to all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Indemnitor is obligated under this Agreement, if any, at which time the Indemnitor’s rights and obligations with respect to such Third Party Claims shall cease.

14.3.4                       Control of Settlement. The Indemnitor shall not be liable for any settlement or other disposition of any Claims by the Indemnitee which is reached without the written consent of the Indemnitor.

14.4                                 NO CONSEQUENTIAL DAMAGES. EXCEPT TO CLAIMS ACCORDING TO SECTIONS 14.1 AND 14.2, UNDER NO OTHER CIRCUMSTANCES SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL,

CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER LIKE DAMAGES, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, EVEN IF SUCH PARTY, OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ITS IMPLEMENTATION.

14.5                                 LIMITATION OF LIABILITY. [***].

14.6                                 Insurance. Each Party shall maintain commercial general liability and product liability insurance through the Term, in amounts appropriate to cover any liability hereunder. If requested by the other Party, each Party will provide to the other Party with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. If a Party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

15.                                        GOVERNING LAW AND DISPUTE RESOLUTION

15.1                                 Governing Law. This Agreement shall be interpreted under and governed by the substantive laws of Switzerland without regard to the United Nations Convention on Contracts for the International Sale of Goods and without giving effect to any choice of laws rule that would cause the application of the laws of any other jurisdiction.

15.2                                 Dispute Resolution/Injunctive Relief. Notwithstanding anything to the contrary contained in this Agreement, the Parties specifically agree to the following dispute resolution procedure.

15.2.1                       Negotiation Between Responsible Executives. In the event of any dispute between the Parties arising out of or related to this Agreement, the Parties shall refer such dispute to their management teams for attempted resolution by good faith executive negotiations within sixty (60) days after such referral is made. In the event such officers are unable to resolve such dispute within such sixty-day period, then the Parties will subject themselves to the arbitration procedures set forth below.

15.2.2                       Arbitration. Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Swiss Chambers’ Arbitration Institution (the “SCAI”) in accordance with the Swiss Rules of International Arbitration (“Arbitration Rules”). The Rules for Expedited Arbitrations shall apply, unless the SCAI in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCAI shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration shall be Zurich, Switzerland. The language to be used in the arbitral proceedings shall be English. The Parties undertake and agree that arbitral proceedings conducted with reference to this Agreement will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceeding as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a Third Party without the written consent of the other Party. Notwithstanding, a Party shall not be prevented from disclosing information to the extent required in order to safeguard in the best possible way its rights vis-a-vis the other Party in connection with the dispute or if an obligation to disclose such information exists pursuant to statute, regulation, a decision by an governmental entity or a stock exchange regulation.

15.2.3                       Exceptions. Notwithstanding the provision of this Section 15.2, the Parties agree that certain violations or threatened violations of this Agreement will result in irrevocable harm to other Party, for which damages would be an inadequate remedy. In addition to any rights and remedies otherwise available, either Party, before or during arbitration, may apply to a court having jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, where such relief is necessary to protect its interests pending completion of the arbitration proceedings without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators.

15.3                                 Continuation of Performance. Except where such area of performance is the subject of dispute, each Party shall continue to perform its respective obligations under this Agreement while any dispute is being resolved in accordance with this Section 15.3 unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

16.                                        MISCELLANEOUS

16.1                                 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other Party. Notwithstanding the foregoing provisions of this Section 16.1, either Party may assign this Agreement to any of its Affiliates or to a licensee or successor to or purchaser of all or substantially all of its business relating to this Agreement, provided that such assignee executes an agreement with the other Party whereby it agrees to be bound hereunder.

16.2                                 Force Majeure. With respect to this Agreement, neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by a major event, including but not limited to war, fire, explosion, flood, strike, lockout, terrorist attacks, embargo, act of God, shortage of Raw Materials or any other similar major event to the extent beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its commercially reasonable efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases. Notwithstanding the previous sentence, if any force majeure continues for more than [***], the other Party may terminate this Agreement.

16.3                                 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

16.4                                 Compliance with Laws. Each Party will comply with all Applicable Laws in such Party’s exercise of its rights and performance of its obligations under this Agreement in all material respects.

16.5                                 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally or by electronic mail receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof.

If to Aprea:                                                                                                                                            Aprea Therapeutics AB

Karolinska Institutet Science Park, Nobels väg 3, 171 65 Solna, Sweden

[***]

If to Siegfried Hameln:                                                                               Siegfried Hameln GmbH

Langes Feld 13, 31789 Hameln, Germany
Attention of Sasa Kolaric

[***]

With a copy to:                                                                                                                        Siegfried AG, Legal Department

Untere Bruehlstrasse 4
CH-4800 Zofingen, Switzerland

[***]

Unless an earlier date can be proven by competent evidence, the date of receipt of any notice given under this Agreement, including, without limitation, any invoice provided by Siegfried Hameln to Aprea, shall be deemed to be the date given if delivered personally or by electronic mail receipt verified, seven (7) days after the date mailed, if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

16.6                                 Waiver. No failure of either Party to exercise and no delay in exercising any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. No waiver shall be effective unless made in writing and signed by the waiving Party.

16.7                                 Disclaimer of Agency. The relationship between Siegfried Hameln and Aprea established by this Agreement is that of independent contractors, and nothing contained in herein shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

16.8                                 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition shall be valid and be enforced to the fullest extent permitted by law.

16.9                                 Entire Agreement. This Agreement, including all schedules and exhibits attached hereto, the Quality Agreement, which are hereby incorporated herein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the manufacture and supply of clinical and commercial quantities of Finished Product and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter.

16.10                          Modification. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. In the event of a conflict between the terms of any Purchase Order, order acknowledgement, packaging slip or other documentation, and the terms of this Agreement, the terms of this Agreement shall control, unless such documentation specifically states that it overrides conflicting terms of this Agreement and is signed by each of the Parties.

16.11                          Trademarks and Trade Names. The Parties hereby acknowledge that neither Party has, and shall not acquire, any interest in any of the other Party’s trademarks or trade names appearing on the labels or packaging materials for the Finished Product unless otherwise expressly agreed in writing.

16.12                          Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party. The headings used in this Agreement are for convenience of reference only and are not a part of the text hereof.

16.13                          Counterparts. This Agreement may be executed in counterparts, by manual or electronic signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

Date:	Date:

Place:	Place:

Aprea Therapeutics AB	Siegfried Hameln GmbH

[***]	[***]

SVP & CSO	Siegfried Hameln Site Head

Siegfried Hameln GmbH

[***]

VP, Head BD Drug Product EU/ROW

Exhibits

Exhibit A                                    Facilities

Exhibit B                                    Prices

Exhibit C                                    Party Representatives

Exhibit D                                    Quality Agreement

Exhibit E                                     Yield

Exhibit F                                      API Testing Protocol

Exhibit G                                    Quotation Japan

Exhibit A

Facilities

Siegfried Hameln

Langes Feld 13

31789 Hameln

Germany

Exhibit B

Prices

Technology Transfer

Activity	Cost €	Comment
Project management, transfer and risk analysis	[***]	Quotation of Aug 23
Machinability Run ([***])	[***]	Quotation of Aug 23
Manufacturing of [***]	[***]	Quotation of Aug 23
Cleaning Validation Assessment	[***]	Quotation of Aug 23
Validation of test methods ([***])	[***]	Quotation of Aug 23
Engineering batches, Protocol, Testing and Report	[***]	Quotation of Sept 12
Manufacture of two engineering batches with [***] API ([***])	[***]	Quotation of Aug 23
Manufacture of [***] clinical batch with [***] API ([***])	[***]	Quotation of Aug 23
Prospective Process Validation; Protocol, Testing and Report)	[***]	Quotation of Aug 23
Manufacturing of [***] validation batches with [***] API ([***])	[***]	Quotation of Aug 23
Validation of [***] Test Methods	[***]	Quotation of Aug 23
Filter Validation, Protocol, Testing and Report	[***]	Quotation of Aug 23
Validation of Visual Inspection of Vials, Protocol, Testing and Report	[***]	Quotation of Aug 23
Qualification of Suppliers	[***]	Quotation of Aug 23
Elemental Impurities	[***]	Quotation of Aug 23
[***] Validation with [***] Test	[***]	Quotation of Aug 23
Total	[***]
Stability Studies	[***]	The scope will be discussed (cost change)
Photo stability	[***]	To be further discussed on design of study

Manufacture

Activity	Cost €	Comment
Additional Prospective Process Validation at larger scale ([***])	[***]	Quotation of Aug 23
Manufacture Batches with [***] API ([***])	[***]	Quotation of Aug 23
Manufacture Batches with [***] API ([***])	[***]	Quotation of Aug 23
[***] method, Set-up and validation	TBD
Packaging and Labelling	TBD
Secondary, and possibly tertiary packaging	TBD
Serialization	TBD

“Quotation” references revisions to Quotation [***].

Exhibit C

Party Representatives

Aprea Therapeutics

Day-to-day interactions:

Head of Commercial Production, [***]

VP CMC, [***]

Contract matters:

SVP & CSO, [***]

Siegfried Hameln

Day-to-day interactions:

(a.i.) Head Technology Transfer, Product Establishment, [***]

Contract matters:

Manager Product & BD, [***]

With copy to: Siegfried AG, Legal Department, [***]

Exhibit D

Quality Agreement

[To be introduced]

Exhibit E

Yield

[***]

Exhibit F

API Testing Protocol

[To be introduced]

Exhibit G

Quotation Japan

[To be negotiated]